EXHIBIT 99(c)



                          PRESS RELEASE

FOR IMMEDIATE RELEASE
WEDNESDAY
MAY 17, 1995
CONTACT PERSON:                    STACY DUCKETT
                                   CORPORATE COMMUNICATIONS
                                   501-688-8229

              AMOS HALL NAMED SENIOR VICE PRESIDENT
                      OF TCBY SYSTEMS, INC.

LITTLE ROCK, AR - WEDNESDAY (MAY 17, 1995) - Amos Hall has joined TCBY Systems, Inc. as Senior Vice President of Operations. He will be responsible for operations in both franchised and Company-owned locations.

Mr. Hall has  30 years  of experience in  the foodservice  industry.   He
served as Vice President/General Manager and Regional Vice President of Operations for Kentucky Fried Chicken. Most recently, he served as Director of Operations for the East Division with Church's Restaurants. Mr. Hall earned his B.A. in Business Administration from the University of Puget Sound in Tacoma, Washington.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, novelty products, and custom foodservice vehicles, and markets foodservice equipment. The Company is the largest franchisor, licensor and operator of frozen yogurt stores in the world.

                              -30-








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